FOR IMMEDIATE RELEASE: Wednesday, March 5, 1997

CONTACT:  Gregory L. Wilson
          Chairman and President
          Bradley T Nielson
          Chief Financial Officer
          Mity-Lite, Inc.
          801-224-0589

       MITY-LITE, INC. TO ACQUIRE A MINORITY INTEREST IN DO GROUP, INC.

OREM, UTAH   Mity-Lite, Inc. (NASDAQ: MITY), a designer, manufacturer, and marketer of a variety of multipurpose room furniture, today announced that it will acquire 49.9 percent of the stock of DO Group, Inc., a privately-held manufacturer of office seating and office panel systems headquartered in Elkhart, Indiana. DO Group markets its products under the well known and highly respected Domore and DO3 trade names. The transaction, which is due to close on or before March 21, is pending final execution of closing documents and satisfaction of closing conditions, including DO Group's completion of a new bank financing package.

The transaction calls for the exchange of $750,000 cash for 49.9 percent of the outstanding stock of DO Group and a loan of $1,000,000 in senior subordinated debt to a wholly owned subsidiary of DO Group. Mity-Lite will hold an option to put back the shares to the DO Group officers at any time during the next three years. At the conclusion of the three year period, the majority owners of DO Group will have the right to convert their shares into 115,000 shares of Mity-Lite common stock. The acquisition will be treated for accounting purposes as a purchase.

DO Group produces a full line of high-quality products including office seating and office panel systems. The seating division is a recognized leader in the intensive use seating market, supplying chairs to police departments, 911 centers, and air traffic control centers. The systems division has established itself as one of the easiest to configure, assemble and disassemble post-to-panel systems at moderate price points. DO Group's customer base includes the United States Postal System, Federal Aviation Administration and a number of Fortune 500 companies. The company has manufacturing facilities in Elkhart, Indiana, and Marked Tree, Arkansas. Last year, these two divisions generated net sales of approximately $14 million.

"We are delighted to add DO Group to our team," remarked Gregory L. Wilson, Chairman and President of Mity-Lite. "DO Group represents a stronger entrance into contract and design markets for Mity-Lite while creating important marketing synergies for the companies. In addition, their intensive use seating has unique positioning features, much like our tables. We believe we can leverage our direct sales approaches to drive sales of this product line."


"The investment in DO Group is an exciting opportunity for Mity-Lite," said Bradley T Nielson, Chief Financial Officer of Mity-Lite. "During the last three years, DO Group has fallen on hard times, mainly due to the performance of its wood case goods division which was sold last December. By recapitalizing the company, refocusing sales and marketing efforts, and supporting the management team, we believe the turnaround can occur quickly."

"An opportunity to work with a company like Mity-Lite is one we just could not pass up," said Dennis Kebrdle, Chairman of DO Group, Inc. "We believe combining our well established Domore and DO3 product lines with the dynamic business management systems at Mity-Lite will provide significant growth opportunities for both companies."

Founded in 1987, Mity-Lite, Inc. designs, manufactures and markets a variety of lightweight, durable, folding-leg tables, stacking chairs, and related products used in multipurpose rooms of educational, recreational, hospitality, government, office, health care, religious and other public assembly facilities. Headquartered in Utah, Mity-Lite serves national and international customers directly and through distributors.

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